Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2012
Fourth quarter Highlights:

•	Diluted earnings per share increased 26.3% to $1.01

•	Consolidated net sales increased 15.4%

•	Comparable store sales increased 2.4%

•	Operating margin increased 70 basis points to 16.2%

CHESAPEAKE, Va. - February 27, 2013 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, today reported results for the fourth quarter and fiscal year ended February 2, 2013 (“fourth quarter 2012” and “fiscal year 2012”).

Fourth Quarter Results
Consolidated net sales for the fourth quarter were $2.25 billion, a 15.4% increase compared to $1.95 billion reported for the quarter ended January 28, 2012 (“fourth quarter 2011”). These results include a fourteenth week, commensurate with the 53-week retail calendar, which accounted for $125 million in sales and $0.08 earnings per diluted share for both the fourth quarter and fiscal year 2012. Comparable store sales increased 2.4%, on top of a 7.3% increase for the fourth quarter 2011.

Earnings per diluted share for the fourth quarter were $1.01, an increase of 26.3% compared to the $0.80 earnings per diluted share reported for the fourth quarter 2011.

“I am pleased with the growth of Dollar Tree's sales and earnings in the fourth quarter and for the year of 2012,” said President and CEO Bob Sasser. “On top of a very strong fourth quarter performance in 2011, average basket size increased and customers responded this year in record numbers. These results were achieved through the efforts of thousands of Dollar Tree associates across North America, working every day to provide a unique assortment of merchandise at great values in stores that are clean, bright, and fun to shop.”

Operating margin increased 70 basis points for the quarter to 16.2%. The improvement was driven by a 15 basis point increase in gross margin and a 55 basis point reduction in Selling, General and Administrative expenses.

Cash and cash equivalents at quarter-end totaled $399.9 million, compared with $288.3 million at the end of the fourth quarter 2011. During the fourth quarter, the Company repurchased 2.7 million shares for $104.9 million. During the full fiscal year 2012, the Company repurchased 7.7 million shares for $340.2 million, and has $860 million remaining on its share repurchase authorization.

During the fourth quarter, Dollar Tree opened 47 stores, expanded or relocated 6 stores, and closed 6 stores. Retail selling square footage increased 7.7% compared to a year ago, to 40.5 million square feet.

Full Year Results
For fiscal year 2012, the Company's consolidated net sales were $7.39 billion, an 11.5% increase compared with 2011 sales of $6.63 billion. Comparable store sales increased 3.4%, on top of a 6.0% increase last year. Diluted earnings per share were $2.68, an increase of 33.3% from diluted earnings per share of $2.01 in 2011. As we have previously disclosed, in the third quarter 2012 we reported a one-time gain relating to the sale of the Company's ownership interest in Ollie's Holdings, Inc. In addition, fiscal 2012 included 53 weeks. Absent the impact of these two items, our earnings for fiscal 2012 would have been $2.44 per diluted share, an increase of 21.4% over last year.

Guidance
The Company estimates sales for the first quarter of 2013 to be in the range of $1.84 billion to $1.89 billion, based on low single-digit positive comparable-store sales and 6.8% square footage growth. Diluted earnings per share are expected to be in the range of $0.53 to $0.58.

For the full year, the Company estimates sales will range from $7.79 billion to $7.97 billion. This estimate is based on low single-digit positive comparable-store sales, and square footage growth of approximately 7.3% for the year. Fiscal year 2013 diluted earnings per share are expected to be in the range of $2.54 to $2.74. While we continue to view share repurchase as a good use of cash, as is our standard practice, our guidance assumes no impact from potential share repurchase activity in 2013.

Conference Call
On Wednesday, February 27, 2013, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 888-637-7738. A recorded version of the call will be available until midnight Wednesday, March 6, 2013 and may be accessed by dialing 888-203-1112. The access code is 4662870. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Wednesday, March 6.

Dollar Tree, a Fortune 500 Company, operated 4,671 stores across 48 U.S. states and 5 Canadian Provinces as of February 2, 2013. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding estimated consolidated net sales, comparable-store sales, and diluted earnings per share for the first quarter and full year 2013. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2012, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections in our Quarterly Report on Form 10-Q filed November 15, 2012 and in our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 2,	January 28,	February 2,	January 28,
	2,013	2,012	2,013	2,012
	(unaudited)	(unaudited)	(unaudited)

Net sales	$2,245.8	$1,945.6	$7,394.5	$6,630.5

Cost of sales	1,395.0	1,211.1	4,741.8	4,252.2

Gross profit	850.8	734.5	2,652.7	2,378.3
	37.9%	37.8%	35.9%	35.9%

Selling, general & administrative expenses	487.3	432.5	1,732.6	1,596.2
	21.7%	22.2%	23.5%	24.1%

Operating income	363.5	302.0	920.1	782.1
	16.2%	15.5%	12.4%	11.8%

Interest expense, net	0.4	0.7	2.8	2.9
Other (income) expense, net	0.2	(0.2)	(61.6)	(0.3)

Income before income taxes	362.9	301.5	978.9	779.5
	16.2%	15.5%	13.2%	11.8%

Income tax expense	134.3	113.6	359.6	291.2
Income tax rate	37%	37.7%	36.7%	37.4%

Net income	$228.6	$187.9	$619.3	$488.3
	10.2%	9.7%	8.4%	7.4%

Net earnings per share:
Basic	$1.01	$0.81	$2.70	$2.03
Weighted average number of shares	225.8	233.2	229.3	240.6

Diluted	$1.01	$0.80	$2.68	$2.01
Weighted average number of shares	227.1	235.1	230.7	242.4

The 52 weeks ended January 28, 2012 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	February 2,	January 28,
	2,013	2,012
	(unaudited)

Cash and cash equivalents	$399.9	$288.3
Merchandise inventories, net	971.7	867.4
Other current assets	101.9	53.7
Total current assets	1,473.5	1,209.4

Property and equipment, net	960.7	825.3
Goodwill	173.3	173.1
Deferred tax assets, net	28.3	16.8
Other assets, net	116.2	104.0

Total assets	$2,752.0	$2,328.6

Current portion of long-term debt	$14.3	$15.5
Accounts payable	346.5	286.7
Other current liabilities	235.8	215.5
Income taxes payable, current	79.6	63.3
Total current liabilities	676.2	581.0

Long-term debt, excluding current portion	257.0	250.0
Income taxes payable, long-term	5.6	15.5
Other liabilities	145.9	137.5

Total liabilities	1,084.7	984.0

Shareholders' equity	1,667.3	1,344.6

Total liabilities and shareholders' equity	$2,752.0	$2,328.6

STORE DATA:
Number of stores open at end of period	4,671	4,351
Total selling square footage (in millions)	40.5	37.6

The January 28, 2012 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	53 Weeks Ended	52 Weeks Ended
	February 2,	January 28,
	2,013	2,012
	(unaudited)

Cash flows from operating activities:
Net income	$619.3	$488.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	175.3	163.9
Gain on sale of investment in Ollie's Holdings, Inc.	(60.8)	—
Other non-cash adjustments	31.9	46.9
Changes in working capital	(88)	(12.6)
Total adjustments	58.4	198.2
Net cash provided by operating activities	677.7	686.5

Cash flows from investing activities:
Capital expenditures	(312.2)	(250.1)
Purchase of short-term investments	—	(6)
Proceeds from maturities of short-term investments	—	180.8
Proceeds from sale of investment in Ollie's Holdings, Inc.	62.3	—
Purchase of restricted investments	(11)	(16.3)
Proceeds from maturities of restricted investments	—	5.3
Other	(0.4)	0.2
Net cash used in investing activities	(261.3)	(86.1)

Cash flows from financing activities:
Payments for share repurchases	(340.2)	(645.9)
Proceeds from long-term debt	7.0	—
Proceeds from stock issued pursuant to stock-based
compensation plans	10.0	10.9
Tax benefit of stock-based compensation	21.3	13.8
Other	(1.5)	(2)
Net cash used in financing activities	(303.4)	(623.2)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.1)
Net increase (decrease) in cash and cash equivalents	111.6	(22.9)
Cash and cash equivalents at beginning of period	288.3	311.2
Cash and cash equivalents at end of period	$399.9	$288.3

The 52 weeks ended January 28, 2012 information was derived from the audited consolidated financial statements as of that date.